Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of March 15, 2017, by and among BCPE EAGLE BUYER LLC, a Delaware limited liability company (“Buyer”), PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation (the “Company”), and Jeffrey Shaner (“Executive”). The “Effective Date” of this Agreement shall be the Closing Date, as such term is defined in that certain Agreement and Plan of Merger, dated as of December 23, 2016 (the “Merger Agreement”), by and among PSA Healthcare Intermediate Holding, Inc., a Delaware corporation, Buyer, BCPE Eagle Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Buyer, PSA Healthcare Holding, LLC, a Delaware limited liability company, and BCPE Eagle Holdings, Inc., a Delaware corporation (“Holdings”); provided that if the transactions contemplated by the Merger Agreement (collectively, the “Transaction”) are not consummated, this Agreement shall be null and void ab initio and of no force and effect. This Agreement amends and restates in its entirety that certain Amended and Restated Employment Agreement dated as of December 23, 2016, by and between the Company and Executive, which never went into effect.

WHEREAS, pursuant to that certain Employment Agreement, dated May 9, 2016, by and between the Company and Executive (the “Prior Agreement”), Executive serves as chief operating officer (the “Chief Operating Officer”) of the Company; and

WHEREAS, subject to the consummation of the Transaction, Buyer and the Company seek to retain Executive’s services pursuant to the terms of this Agreement, which will supersede the Prior Agreement in its entirety; provided that, for the avoidance of doubt, the parties’ entry into this Agreement will not constitute “Good Reason” to terminate Executive’s employment under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in Section 9.

2.    Employment. The Company shall continue to employ Executive, and Executive accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date (as defined above) and ending as provided in Section 5 (the “Employment Period”).

3.    Position and Duties.

(a)    During the Employment Period, Executive shall serve as the Chief Operating Officer of the Company. During the Employment Period, Executive is to have the normal duties, responsibilities and authority of an executive with the title of Chief Operating Officer, subject to the power of the Chief Executive Officer to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances and consistent with such position.

(b)    [Intentionally Omitted].

(c)    During the Employment Period, Executive acknowledges and agrees that from time to time (i) the board of directors of the Company (the “Company Board”) or the board of directors or managers, as applicable, of any member of the Company Group, may assign Executive additional positions with the Company or such member of the Company Group, respectively, or (ii) the equityholders of any member of the Company Group may request that Executive serve on the board of directors or managers, as applicable, of another member of the Company Group that is its subsidiary, with such titles, duties and responsibilities as shall be determined by the Company Board or such board of directors or managers, or such equityholders, as applicable. Executive agrees to serve in any and all such positions without additional compensation. Upon the Date of Termination, Executive shall, at the request of the applicable equityholders or the applicable board of directors or managers, resign from all such positions.

(d)    [Intentionally Omitted].

(e)    Executive acknowledges and agrees that Executive shall be subject to all the terms and conditions set forth in (i) the Second Amended and Restated By-Laws of the Company, as amended, supplemented or otherwise modified from time to time, applicable to the Company Board or the members of the Company Board and (ii) the relevant governing documents of any other member of the Company Group for which Executive provides services pursuant to this Agreement.

(f)    Executive shall report to the Chief Executive Officer of the Company.

(g)    During the Employment Period, Executive shall devote Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the Business and affairs of the Company Group. Executive shall perform Executive’s duties and responsibilities in a diligent, trustworthy, business-like and efficient manner. During the Employment Period, Executive shall not serve as a director or a principal of another company or engage in any other business activity which could materially interfere or conflict with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company without the Company Board’s prior consent. Other than as set forth in Appendix 1, Executive neither serves as director nor as principal of any for profit, charitable or civic organizations. Executive will provide the Company with prior written notice of any material future commitments with respect to any charitable or civic organization, provided that Executive shall not serve in such current or future positions in the event such service unreasonably interferes with Executive devoting Executive’s full professional time and attention to the Business and affairs of the Company Group. At such time as the Company Board determines that in its reasonable, good faith judgment any or all such director or principal positions materially interfere or conflict with the performance of Executive’s duties, services and responsibilities hereunder, subject to compliance with applicable law, the Company Board may require the resignation of Executive from any or all such positions.

(h)    Executive shall perform Executive’s duties and responsibilities principally at the headquarters office of the Company in Atlanta, Georgia.

4.    Compensation and Benefits.

(a)    Salary.

(i)

The Company agrees to pay (directly or through a subsidiary or other Affiliate) Executive a salary during the Employment Period in installments (not less frequently than monthly) based on the payroll practices as are applicable from time to time with respect to the Company’s senior executive officers generally. The Company shall set Executive’s initial salary at the rate of Four Hundred Thousand Dollars ($400,000) per year; provided, that upon the Company Group’s achieving EBITDA of at least $160 million (subject to adjustment as reasonably agreed upon by Executive and Holdings’ Board), as determined by Holdings’ Board, for any trailing four fiscal quarters ending during the Employment Period, the Company will pay Executive a base salary at the rate of Five Hundred Thousand Dollars ($500,000) per year, commencing on and effective as of the first day of the fiscal quarter immediately following the trailing four fiscal quarters in which the Company Group has EBITDA of at least $160 million (subject to the above adjustment); provided further, that for purposes of this Section 4(a)(i), upon the consummation of a transaction or a series of transactions by any member of the Company Group (whether an equity acquisition, asset acquisition, merger or other business combination where such member of the Company Group is the surviving entity), the actual EBITDA of such acquired business or businesses for the applicable fiscal quarter(s) shall be added to the actual EBITDA of the Company Group for the corresponding fiscal quarter(s) on a pro forma basis but any such pro forma calculation shall only give effect to synergies if and when actually realized. Such applicable base salary, including any such increase, is hereafter referred to as the “Base Salary.” The Company Board shall review Executive’s Base Salary from time to time.

(ii)

Notwithstanding Section 4(a)(i), the Company Board may from time to time, in its sole discretion, (A) increase Executive’s Base Salary from time to time, and (B) decrease Executive’s Base Salary to the extent that the Company institutes a salary reduction generally and ratably applicable to all senior executives of the Company Group. If the Company chooses to give Executive written notice (a “Section 4(a)(ii) Company Notice”) at least ten (10) days prior to the effective date of such a contemplated decrease of Executive’s Base Salary, then, notwithstanding any other provision of this Agreement, no termination shall be considered to be for Good Reason unless (A) Executive, before such decrease in salary becomes effective, informs the Company in writing that he (I) considers such diminution material and (II) intends to terminate his employment for Good Reason in the event that his Base Salary is decreased (a “Section 4(a)(ii) Notice of Intent to Terminate”), and (B) after such decrease is effected the termination would otherwise be considered a termination for

Good Reason pursuant to the last proviso provided in Section 9(h). In the event the Executive timely provides the Company with a Section 4(a)(ii) Notice of Intent to Terminate, and the Company proceeds to decrease Executive’s Base Salary, Executive shall retain the right to terminate his employment for Good Reason in accordance with the applicable provisions of this Agreement, subject to (A) the decrease in Executive’s Base Salary being material (as contemplated by clause (i) of the first sentence of Section 9(h)), (B) Executive providing a Notice of Termination (as defined below) as described in clause (1) of the last proviso of Section 9(h) and (C) the Company’s right to cure as provided in clause (2) of the last proviso of Section 9(h). If, after the Company gives Executive a Section 4(a)(ii) Company Notice, Executive does not provide the Company with a Section 4(a)(ii) Notice of Intent to Terminate in accordance with the foregoing, then (A) the applicable decrease in Base Salary shall not constitute Good Reason (or otherwise be a basis therefor) and (B) Executive shall be deemed to have consented to, and waived the right to terminate his employment for, Good Reason in connection with the applicable decrease in his Base Salary (whether or not the decrease is material). If the Company increases or decreases Base Salary as contemplated by this Section 4(a)(ii), “Base Salary” in this Agreement thereafter is to refer to Executive’s Base Salary, as so increased or decreased.

(b)    Annual Bonus. For each calendar year completed during the Employment Period, starting with calendar year 2017, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) targeted at 75% of the Executive’s Base Salary subject to performance goals and bonus criteria to be defined and approved by the Company Board in its discretion in advance of each calendar year; provided, that solely for calendar year 2017, the performance goals shall be defined and approved by the Company Board in its discretion following the Effective Date. The Company or its designee shall pay any such Annual Bonus earned to Executive in a lump sum not later than the 15th day of the third month after the end of the calendar year to which the Annual Bonus relates; provided, that if Executive’s Base Salary has been increased during any calendar year, the “Base Salary” for purposes of calculating the Annual Bonus for such calendar year will be equal to the arithmetic weighted average of the applicable Base Salaries paid during such calendar year, based on the number of days during which the applicable Base Salaries were effective.

(c)    Expense Reimbursement. The Company will reimburse (directly or through a subsidiary or other Affiliate) Executive for all reasonable out-of-pocket expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. Such reimbursements will be made promptly after Executive reports and documents such expenses but in no event will any such reimbursements be made later than March 15 of the year following the year in which Executive incurs the expense.

(d)    Standard Executive Benefits Package. Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package.

(e)    Paid Time Off; Holidays. Executive is entitled to four (4) weeks of paid time off per calendar year, with carryover for unused paid time off in accordance with Company policy applicable to other senior executives of the Company, as well as paid holidays in accordance with the Company’s policies in effect from time to time.

(f)    Indemnification. The Company shall provide the maximum amount of indemnification rights (including, as applicable, reimbursement or direct payment of any attorney’s fees) to Executive for his acts and omissions in the course of his employment as are provided to members of the board or directors and managers of the members of the Company Group and other senior executives of the Company Group.

(g)    Additional Compensation/Benefits. The Company Board, in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of incentive equity awards.

5.     Employment Period.

(a)    Subject to Section 5(b), the Employment Period of this Employment Agreement shall begin on the Effective Date for a period of three years, and shall be automatically renewed for successive one year terms thereafter, unless this Agreement is terminated as permitted by Section 5(b). This Agreement shall be effective upon, and not be effective until, the Effective Date.

(b)    The Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment without Cause (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or (vi) Executive’s termination of Executive’s employment for any reason other than Good Reason or Executive being prohibited from serving in the positions, or providing the services required from Executive, set forth in Section 3 of this Agreement pursuant to (A) a decision, order, judgment or decree of an arbitrator or court of competent jurisdiction (without regard as to whether the non- prevailing party has appealed such decision, order, judgment or decree or whether the time for all appeals therefrom has expired) or (B) a binding settlement agreement (each such type of termination set forth in subclause (vi) a “Voluntary Termination”).

(c)    Any termination of Executive’s employment under Section 5(b) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.

(d)    Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason, unless Executive delivers a Notice of Termination within ninety (90) days from the date Executive first became aware of the event or circumstance.

6.    Post-Employment Period Payments.

(a)    At the Date of Termination, regardless of the reason for termination of employment, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, (ii) any Annual Bonus that has been earned for the calendar year preceding the calendar year in which termination occurs but is unpaid, (iii) a pro-rata portion of Executive’s Annual Bonus for the calendar year in which the termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed by the Company and the denominator of which is 365), payable at the same time Annual Bonuses for such year are paid to other senior executives of the Company, (iv) any reimbursable expenses that have been incurred but are unpaid, (v) pay for any vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, and (vi) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in Section 6, any Company severance pay program or policy). Except as specifically described in this Section 6(a) and in the succeeding subparagraphs of this Section 6 (under the circumstances described in those succeeding subparagraphs), from and after the Date of Termination, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company. The Company will pay (directly or through a subsidiary or other Affiliate) the amounts set forth in subclauses (i) through (v) above to Executive in a lump sum as soon as administratively practicable after Executive’s Date of Termination but no later than is required by applicable law; provided, however, that if payment of any such amount at such time would result in a prohibited acceleration under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such amount shall be paid at the time the amount would have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(b)    If the Employment Period ends in accordance with Section 5 on account of Executive’s death, Disability, Voluntary Termination or Termination for Cause, the Company will make no further payments to Executive pursuant to this Agreement except as contemplated in Section 6(a) (excluding, in the event of a Termination for Cause, any amount payable pursuant to Section 6(a)(iii)).

(c)    In addition to the payments set forth in Section 6(a), subject to Section 12, if the Employment Period ends in accordance with Section 5 on account of a Termination without Cause or a Termination for Good Reason, Executive shall, subject to Section 6(d) below and Executive’s continued compliance with the obligations in Section 7 hereof, be entitled to the following:

(i)

severance benefits equal to (A) one (1) times Executive’s Base Salary for the year in which the Date of Termination occurs (the “Termination Year Salary”), less applicable withholdings and deductions, paid in equal installments over the twelve (12) months following the effective date of such termination pursuant to the Company’s payroll practices, plus (B) an amount equal to the Annual Bonus which Executive received for the year prior to the year in which the Date of Termination occurred (together with the Termination Year Salary, the “Cash Severance Benefits”), payable at the same time the Annual Bonuses for the year following the year in which the Date of Termination occurred are paid (or would be paid had the performance hurdles been met) to other senior executives of the Company (for the avoidance of doubt the payment in this clause (B) shall not be contingent on any performance goals or bonus criteria). Notwithstanding any of the foregoing, however, to the extent permitted by Section 409A of the Code, if the Company elects to extend the Restricted Period (as defined below) through the twenty-four (24)-month period following the Date of Termination, the Company shall pay to Executive, instead of the Cash Severance Benefits, severance benefits equal to (X) two (2) times Executive’s Termination Year Salary, less applicable withholdings and deductions, paid in equal installments over the twenty-four (24) months following the effective date of such termination pursuant to the Company’s payroll practices, plus (Y)(I) an amount equal to the Annual Bonus which Executive received for the year prior to the year in which the Date of Termination occurred, payable at the same time the Annual Bonuses for the year following the year in which the Date of Termination occurred are paid (or would be paid had the performance hurdles been met) to other senior executives of the Company, and (II) an amount equal to the Annual Bonus which Executive received for the year prior to the year in which the Date of Termination occurred, payable at the same time the Annual Bonuses for the second year following the year in which the Date of Termination occurred are paid (or would be paid had the performance hurdles been met) to other senior executives of the Company; provided that for the avoidance of doubt the payments in this clause (Y) shall not be contingent on any performance goals or bonus criteria; and

(ii)

subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive was an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s medical and dental plans, on the same basis (including cost) as active employees participate in such plans, until the earlier of (I) Executive’s eligibility for any such coverage under another employer’s medical or dental insurance plans; or (II) the second anniversary of the Date of Termination; except that in the event that participation in any such plan is barred or would adversely affect the tax status of the plan pursuant to which the coverage is provided, the Company shall pay the premium required to continue such coverage pursuant to COBRA (the “COBRA Premium”) and to the extent such COBRA period expires, the Company shall pay the lesser of (x) the COBRA Premium and (y) the premium required to continue such coverage after COBRA coverage is converted to individual plan(s).

(d)    The Company shall make no payments in accordance with Section 6(c) if Executive declines to sign and return a Release Agreement in substantially the same form that is attached hereto as Appendix 2. Such Release Agreement shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. No payments shall be made in accordance with Section 6(c) until the expiration of the revocation period provided for in the Release Agreement. The first installment payment following the expiration of the revocation period shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Date of Termination and ending on the date of the first installment payment (for the avoidance of doubt, without interest). Notwithstanding anything to the contrary contained or implied in this Section 6, if the 60th day following the Date of Termination falls in a different calendar year than the Date of Termination, then notwithstanding the actual date on which Executive signs and returns the Release Agreement (and the Release Agreement becomes no longer subject to revocation), payments under Section 6(c) shall not commence prior to the 60th day following the Date of Termination. In addition, notwithstanding the foregoing, nothing in the Release Agreement will require Executive to release any vested claims or rights he has against the Company, or Company’s obligations to Executive, arising out of or relating to any vested employee benefits, including vested equity awards, to which Executive is entitled and that exist prior to the signing of the Release Agreement. This limitation in the Release Agreement includes, but is not limited to, Executive’s severance payments, rights to indemnification and advancement of expenses as set forth herein and in the Company Group’s governing documents, vested rights regarding profit interests, equity options, restricted equity units, stock appreciation rights, equity previously awarded to Executive, equity incentives, 401(k) retirement plan or other benefits, including without limitation health, medical, life, disability and other insurance plans or programs or fringe benefits.

(e)    Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

7.     Restrictive Covenants.

(a)    Background. During his employment with the Company, Executive has had and will gain intimate knowledge of all aspects of the Business, including strategic plans and financial information and other confidential and proprietary information. In his role as Chief Operating Officer, Executive has had and will develop ongoing business relationships with third-party payors (including without limitation Medicaid programs, the Medicare program and various commercial payors) and patient referral sources in the states in which the Company Group does business. Because of this knowledge and these relationships, the Company Group would suffer significant and irreparable harm if Executive were to engage in the conduct prohibited by this Section 7. Accordingly, Executive agrees to the following restrictions.

(b)    Noncompetition. During the Restricted Period, Executive will not, directly or indirectly, on his own behalf or on behalf of another, (i) carry on or engage in one or more of the Restricted Lines of Business (as defined below) within the Restricted Territory (as defined below) or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in one or more of the Restricted Lines of Business within the Restricted Territory. Notwithstanding the foregoing, this Section shall not restrict Executive from (i) passively investing in or holding up to two percent (2%) of the equity securities of an entity engaged in the Restricted Lines of Business, which securities are publicly traded; or (ii) becoming employed by a company or other entity which engages in the Restricted Lines of Business as long as Executive is not employed by and does not perform any services for any subsidiary, division or line of business which engages directly or indirectly in any Restricted Lines of Business, such entity does not derive 20% of more of its revenues from such Restricted Lines of Business, and Executive otherwise complies with the restrictions in this Section 7.

(c)    Nonsolicitation of Employees and Contractors. During the Restricted Period, Executive will not, directly or indirectly, on his own behalf or on behalf of another, solicit for employment or services, or encourage or attempt to persuade any employee or contractor of any member of the Company Group to terminate or otherwise modify his/her employment or service with such member of the Company Group, provided, that the foregoing shall not limit Executive’s right to participate in job fairs or to place advertisements not directed solely at the employees or contractors of members of the Company Group. An employee or contractor of any member of the Company Group shall be deemed covered by this Section 7(c) while such employee or contractor is employed or retained by such member of the Company Group and for a period of six (6) months after the termination of such employee’s or contractor’s employment or service with such member of the Company Group.

(d)    Nonsolicitation of Customers and Referral Sources. During the Restricted Period, Executive will not, directly or indirectly, on his own behalf or on behalf of another, solicit any customer or referral source of any member of the Company Group to terminate or modify to such member of the Company Group’s disadvantage such customer’s or referral source’s business relationship with such member of the Company Group. This covenant is limited to customers and referral sources (i) that are located or otherwise conduct business in the Restricted Territory (as defined below) and (ii) with whom or which Executive has had Material Contact (as defined below) on behalf of the Company Group during his employment with the Company. As to “customers,” this covenant is limited to solicitations in which Executive offers products or services that are competitive with those offered by any member of the Company Group at the time of termination of employment. As to “referral sources,” this covenant is limited to solicitation for the purpose of obtaining referrals of the same type as referrals a member of the Company Group would seek from the referral source at the time of termination of employment.

(e)    Non-Disparagement. Executive shall not make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about the Company Group or its Affiliates or any of their respective businesses, products, services or activities; provided that such restriction shall not prohibit truthful testimony compelled by valid legal process.

(f)    Restriction on Disclosure and Use of Confidential Information. Executive agrees that he shall not, directly or indirectly, use any Confidential Information on his own behalf or on behalf of any person or entity other than Company Group, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall reasonably cooperate with the Company Group in maintaining the Confidential Information to the extent permitted by law. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, in a proceeding to enforce this Agreement, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(g)    Return of Materials. Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Date of Termination, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company Group and its business (regardless of form, but specifically including all electronic files and data of the Company Group), together with all Confidential Information in tangible or electronic form belonging to the Company Group or that Executive received from or through his employment with the Company. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in his possession or control that belong to the Company Group or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, Executive shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); and (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all computers not owned by the Company Group, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable. Notwithstanding the foregoing, Executive shall be permitted to retain a copy of mutually agreeable presentations and other documents not containing Confidential Information that demonstrate the results Executive achieved with the Company Group, such agreement not to be unreasonably withheld.

(h)    Cooperation. Executive agrees that, for the Restricted Period and, if longer, during the pendency of any litigation or other proceeding arising from events and circumstances occurring during Executive’s employment by the Company, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company Group, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company Group and its attorneys, both during, and after the termination of, Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent (1) the amount of time Executive is required to devote or expend is reasonable in respect of Executive’s ability to otherwise conduct Executive’s business and affairs and earn a livelihood satisfactory to Executive; and (2) a member of the Company Group pays all Company-approved expenses Executive incurs (including reasonable attorneys’ fees and costs) and provides satisfactory reimbursement, on a per-day basis, to Executive for Executive’s time devoted and expended, in each case, in connection with such cooperation. Such reimbursement shall be at an hourly rate equivalent to the Base Salary Executive was earning immediately prior to the Date of Termination, divided by 2,080.

(i)    Other Legal Restrictions May Apply. The contractual restrictions on use and disclosure of conditional information, trade secrets and intellectual property imposed by this Agreement are meant to supplement, not replace, any other restrictions and remedies which may apply under federal, state and/or local statutory and common law, including but not limited to the attorney-client and attorney work product privileges.

(j)    Enforcement. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 7. Executive agrees that these restraints are necessary for the proper protection of the Company Group and their Affiliates and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, Executive will provide a copy of this Agreement (including, without limitation, Section 7) to such entity. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group, that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company Group and equitable enforcement of the covenant would be proper. Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. Executive understands and agrees that if it is finally determined that he violated any of the obligations set forth in the Restrictive Covenants (as defined below), the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation;

provided that such litigation was initiated during the period of restriction. Executive and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Affiliates of the Company Group will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7, and that such parties’ ability to enforce their rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction relating thereto other than Section 4, Section 6 or Section 8 of this Agreement or any other event or transaction relating thereto.

(k)    Severability and Modification of Covenants. Executive acknowledges and agrees that each of the covenants in this Section 7 (the “Restrictive Covenants”) is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company Group’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

8.    Directors and Officers Insurance. The Company currently maintains an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws. The Company agrees to use its reasonable best efforts to keep such insurance policy or a reasonable equivalent policy in full force and effect during the Employment Period and for a period of five years thereafter (including purchasing tail insurance).

9.    Definitions.

(a)    “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Affiliate shall also include, with respect to any Person who is an individual, (i) such Person’s spouse, ancestors and descendants (whether natural or adopted), (ii) any trust or other entity (including a partnership or limited liability company) solely for the benefit of such Person and/or such Person’s spouse, their respective ancestors and/or descendants, (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

(b)    “Business” and “Restricted Lines of Business” means the business lines that the Company Group was operating as of the Date of Termination (if the conduct occurs after Executive’s termination) or the date of the conduct in question (if the conduct occurs during the Employment Period). For purposes of clarity and the avoidance of doubt, “Business” and “Restricted Lines of Business” do not as of the Effective Date include intermittent Medicare, Medicare visits or hospice services.

(c)    “Cause” means the occurrence of one or more of the following events: (i) Executive engaging in fraud, misappropriation of funds, or embezzlement committed against the Company Group or its Affiliates or a customer or supplier of the Company Group, (ii) Executive being indicted for, convicted of (or entering a plea of guilty or nolo contendere to) a felony or a crime involving dishonesty or moral turpitude, (iii) Executive’s gross negligence or willful misconduct which results in material harm to the Company Group after written notice and a period of thirty (30) days to cure such actions, to the extent curable, (iv) Executive violating, in a material respect which results in material harm to the Company Group, a published or otherwise generally recognized and enforced rule, policy or procedure of the Company Group, after written notice and a period of thirty (30) days to cure such failure, to the extent curable, or (v) Executive violating, in a material respect which results in material harm to the Company Group, any provision of this Agreement, after notice and a period of thirty (30) days to cure such failure, to the extent curable.

(d)    “Company Group” means Holdings and its subsidiaries.

(e)    “Confidential Information” means any and all data and information relating to the Company Group, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Company; (ii) has value to the Company Group; and (iii) is not generally known outside of the Company Group. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company Group: trade secrets (as defined by O.C.G.A. § 10-1-761); financial information and projections, strategic plans, business plans, organizational plans, markets, sales, pricing policies, operational methods, customer lists, referral source lists, compensation or benefits paid to employees; terms or conditions of employment; human resources information or business related information contained in the Company Group’s computer or other systems. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company Group, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company Group. In addition to data and information relating to the Company Group, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company Group by such third party, and that the Company Group has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group.

(f)    “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, thirty (30) days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this thirty (30)-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination, (iii) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; and (iv) if Executive’s employment is terminated by Executive without Good Reason, then sixty (60) days from the date on which the Notice of Termination is given.

(g)    “Disability” means to the extent permitted by applicable law, Executive’s inability or expected inability (or a combination of both) to perform the services required of Executive under this Agreement due to illness, accident or any other physical or mental incapacity for an aggregate of 120 days within any period of 180 consecutive days during which this Agreement is in effect, as agreed by the parties or as determined in accordance with the next sentence. If there is a dispute between Executive and the Company in the determination of Disability as to whether an illness, accident or any other physical or mental incapacity exists or existed during the applicable period, then such dispute is to be decided by a medical doctor selected by the Company and a medical doctor selected by Executive and Executive’s legal representative (or, in the event that these doctors fail to agree, then in the majority opinion of these doctors and a third medical doctor chosen by these doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half of the costs associated with engaging any third medical doctor.

(h)    “Good Reason” means any of the following occurring after the Effective Date without Executive’s prior written consent: (i) a material diminution in the Base Salary or Annual Bonus (as such bonus opportunity is described in Section 4(b) of this Agreement); (ii) a material diminution in Executive’s title, authority, duties or responsibilities (including, without limitation, any corporate restructuring or other action which results in Executive reporting to any Person or group of Persons other than the Chief Executive Officer of the Company); (iii) re-location of Executive’s principal office outside of a fifty (50)-mile radius from the metropolitan Atlanta, Georgia area; or (iv) any other material breach of a material provision of this Agreement by the Company; provided that in each case Executive will be able to terminate for Good Reason only if (1) Executive has provided a Notice of Termination to the Company notifying Executive’s intent to terminate Executive’s employment for Good Reason and specifying in detail the basis for such termination within ninety (90) days after first learning that the condition providing the basis for such Good Reason first exists and (2) such basis for Good Reason has not been corrected or cured by the Company (if curable) within thirty (30) days after the Company has received such Notice of Termination from Executive. For the avoidance of doubt, the provisions of Section 4(a)(ii) shall apply to any decrease in Base Salary described therein, and, to the extent provided by Section 4(a)(ii), a decrease in Base Salary shall not constitute Good Reason (or otherwise be a basis therefor) except as set forth therein.

(i)    “IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of any member of the Company Group and pursuant to which such member of the Company Group obtains a listing for its shares on the New York Stock Exchange or NASDAQ.

(j)    “Material Contact” means contact between Executive and a customer or referral source of the Company Group (i) with whom or which Executive has or had dealings on behalf of the Company Group; (ii) whose dealings with the Company Group are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Company Group; or (iv) who receives products or services of the Company Group, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to Executive’s Date of Termination.

(k)    “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.

(l)    “Person” means an individual or a combination of individuals, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity.

(m)    “Release Agreement” means an agreement, substantially in the form attached hereto as Appendix 2, approved by the Company, pursuant to which Executive releases all current or future claims to the fullest extent allowed by law, known or unknown, arising on or before the date of the release against the Company or any direct and indirect subsidiary, parent, affiliated, or related company of the Company, or their respective officers and directors, except as described in Section 6(d) above.

(n)    “Restricted Period” means during the Employment Period and that period of time beginning on the Date of Termination, whether voluntary or involuntary, with or without Cause or Good Reason, and, at the Company’s election, with such election communicated to the Executive on or prior to the Date of Termination, ending twelve (12) or twenty-four (24) months later, as applicable.

(o)    “Restricted Territory” means the area that is within the United States and within a 100 mile radius of each location where the Company Group conducts business as of the Date of Termination (if the conduct occurs after Executive’s termination) or the date of the conduct in question (if the conduct occurs during the Employment Period).

(p)    “Standard Executive Benefits Package” means those benefits (including retirement, insurance, welfare and other fringe benefits, but excluding, except as provided in

Section 6, any severance pay program or policy of the Company) for which substantially all of the Company’s senior executives are from time to time generally eligible, as determined from time to time by the Company Board.

10.    Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would be violated by Executive assuming the duties and responsibilities hereunder, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11.    Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

12.    Deferred Compensation Omnibus Provision.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, to the extent necessary to avoid tax that would be imposed by Section 409A of the Code, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)    For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

13.    Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the obligations of the Company under this Agreement.

14.    Survival. Subject to any limits on applicability contained therein, Section 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

15.    Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

16.    Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and, subject to the provisions of Sections 7(j) and 7(k), this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

17.    Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class-mail, return receipt requested, to the recipient at the address indicated as follows:

Notices to Executive:

Jeffrey Shaner

To his home address currently on file with the Company

Notices to the Company:

Pediatric Services of America, Inc.

Six Concourse Parkway

Suite 1100

Atlanta, GA 30328

Attention: Chief Financial Officer

Facsimile: +1 (770) 248-8192

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Jon A. Ballis, P.C. and Matthew H. O’Brien

Facsimile: (312) 862-2200

Email: jballis@kirkland.com and obrienm@kirkland.com

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Markus Bolsinger

Facsimile: (212) 698 3599

E-mail: markus.bolsinger@dechert.com

or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.

18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.

19.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of the Effective Date supersedes and preempts any prior understandings, agreements or representations by or, between the parties, written or oral, that may have related to the subject matter hereof in any way (including any other employment, severance or change-in-control agreement or understanding, such as the Prior Agreement). For the avoidance of doubt, Executive and the Company acknowledge that any agreement between Executive and the Company or any subsidiary or affiliate of any of the foregoing, entered into prior to the date of this Agreement, including the Prior Agreement, shall be void ab initio as of immediately before the Effective Date.

20.    Construction. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” will refer to parties to this Agreement. References to Sections and Appendices are to Sections and Appendices of this Agreement unless otherwise specified. Any reference to the masculine, feminine or neuter gender will be deemed to include any gender or all three, as appropriate. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The term “ordinary course” or “ordinary course of business” or comparable terms means, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (including with respect to timing, frequency, amount and price, as applicable). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless business days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a business day, then such action will be required to be done or taken not on such day but on the first succeeding business day thereafter.

21.    Counterparts. This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman

BCPE EAGLE BUYER LLC

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman

EXECUTIVE

Jeffrey Shaner

Signature Page to Employment Agreement

PEDIATRIC SERVICES OF AMERICA, INC.

By:
Name:	Rodney D. Windley
Title:	Executive Chairman

BCPE EAGLE BUYER LLC

By:
Name:	Rodney D. Windley
Title:	Executive Chairman

EXECUTIVE

/s/ Jeffrey Shaner
Jeffrey Shaner

Signature Page to Employment Agreement

APPENDIX 1—OUTSIDE ACTIVITIES

1.	Dream Foundation—Board member

APPENDIX 2 — RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into as of the [    ] day of [        ], 20[    ], by and among BCPE EAGLE BUYER LLC, a Delaware limited liability company (“Buyer”), PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation (the “Company”), and JEFFREY SHANER (“Executive”). INTENDING TO BE LEGALLY BOUND, Executive, Buyer and the Company agree as follows.

1.     Consideration. This Release Agreement is entered into in consideration of the payment by the Company (directly or through a subsidiary or affiliate) to Executive of                      (the “Payments”), pursuant to terms contained in a separate employment agreement (the “Employment Agreement”) with the Company and Buyer, dated as of March 15, 2017, and the promises and covenants contained in this Release Agreement and the Employment Agreement.

2.     Release by Executive. Except as provided in Section 3, Executive, for himself and on behalf of his representatives (including his heirs, executors, administrators and assigns), hereby RELEASES and FULLY DISCHARGES the Company, Buyer and their respective present and former parent companies, subsidiaries and affiliates, and the officers, directors, shareholders, owners, employees, agents, representatives, insurers, successors and assigns of each of them, solely in their capacities as such (the “Released Parties”) from all claims, rights, and causes of action of all nature, known or unknown, which he has or may hereafter have, in any way arising out of, connected with or related to his employment with any of the Released Parties, and the resignation or termination thereof. This Release Agreement shall include, but not be limited to, any cause of action based upon knowledge obtained by Executive during employment with the Company and any of the Released Parties and any claims and causes of action for pain and suffering, wrongful or constructive discharge, breach of contract, discrimination or retaliation under any applicable laws or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefits Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (the “ADEA”). This Release Agreement shall also include all claims, rights and causes of action for costs, attorney’s fees or commissions which Executive may assert, or which may be asserted by third parties on Executive’s behalf, against the Company and any of the Released Parties. Executive agrees that he has not, and shall not, initiate any claim or cause of action, administrative or legal, related in any way to his employment with any of the Released Parties, the termination or resignation thereof, any injuries suffered or received during employment with any of the Released Parties, or that is otherwise included in or covered by this Release Agreement, with the exceptions set forth in Section 3. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude Executive from challenging the validity of the release above under the requirements of the ADEA or from filing a charge with, providing truthful information to, or participating in any investigation conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or any other similar state, federal, or local agency, provided that Executive acknowledges that he expressly waives his rights to monetary or other relief should any administrative agency, including but not limited to the EEOC or similar state or local agency, pursue any claim on his behalf and that, unless the release is held to be invalid, all of his claims under the ADEA shall be extinguished.

App. 2-1

3.     Preserved Rights. The sole matters to which the release and covenants in Section 2 of this Release Agreement do not apply are: (i) Executive’s rights under Section 6 of the Employment Agreement and under any agreement (other than the Employment Agreement) entered into by Executive and the Company, including, but not limited to, this Release Agreement, any indemnification agreement, any equity award agreement, and any exhibits to such agreements (collectively, the “Subject Agreements”); (ii) Executive’s rights of indemnification with regard to his service as an officer or director of any of the Released Parties, including as set forth in Section 4(h) of the Employment Agreement and as set forth in the any indemnification agreement, certificate of incorporation, bylaws, operating agreement, or other governing company documents; (iii) Executive’s rights under any D&O policy maintained by or for the benefit of the Released Parties or their respective employees, officers or directors at any time during or after the course of Executive’s employment with, any of the Released Parties; (iv) Executive’s rights to contribution with regard to Executive’s service as an officer and director of the Released Parties; (v) acts or omissions occurring or claims by Executive arising after the Effective Date; (vi) Executive’s rights to any Payments, any other rights under the Employment Agreement, rights under this Release Agreement, and/or rights under any Released Parties’ employee benefit plans or under COBRA or other applicable benefits laws; (vii) any rights that Executive may have to assert an affirmative defense to a claim by the Released Parties; (viii) Executive’s rights as an equityholder of BCPE Eagle Holdings, Inc.; or (ix) any rights or obligations under applicable law that cannot be waived or released pursuant to an agreement (such rights under subclauses (i)-(ix), “Preserved Rights”). Any claims, rights, and causes of actions not specifically set forth in this Section 3 as Preserved Rights are forever released and waived pursuant to Section 2.

4.     Mutual Non-Disparagement. Executive, Buyer and the Company each agree that, at any time during or following Executive’s employment with the Company, none of them will make any statements or take unnecessary action that is intended, or would reasonably be expected, to harm any of the others’ reputations or that would reasonably be expected to lead to unwanted or unfavorable publicity to the others or to Buyer’s or the Company’s respective successors, current or former agents, officers, service providers, or employees in a derogatory manner, except as required by law or in connection with proceedings relating to the terms of the Employment Agreement or the Subject Agreements, in which case nothing in this Section 4 shall preclude Executive, Buyer or the Company from making non-defamatory statements regarding another party hereto, and further provided that the giving of truthful testimony under oath while subject to a lawful subpoena or court order shall not constitute a violation of this provision.

5.     Right to Consider and Revoke Agreement. The Company and Buyer have advised Executive that he has 21 days in which to consider whether to sign this Release Agreement following its presentation to him by the Company. The Company and Buyer have further advised Executive that if he chooses to sign this Release Agreement, he then has 7 days following the date on which he signed the Release Agreement to revoke his acceptance. This Release Agreement will not be effective or binding until this 7-day period has elapsed without Executive choosing to revoke his acceptance.

6.     Effective Date and Revocation. This Release Agreement shall become effective no sooner than on the eighth day following the date on which Executive executes this Release Agreement (the “Effective Date”). It is understood that Executive may revoke his approval of

App. 2-2

this Release Agreement within the seven-day period following the date on which he signs the Release Agreement. Any revocation during this period must be in writing and delivered to the attention of                     . Any revocation must be delivered to and received by                      within the seven-day period. In the event of Executive’s revocation, this Release Agreement, and the obligations recited herein, including the payment specified above, shall be null and void in accordance with its terms.

7.     Executive Acknowledgment. Executive acknowledges that:

(a)     Executive has read and understands this Release Agreement and understands fully its final and binding effect;

(b)     None of the Released Parties has made any statements, promises or representations not set forth in this Release Agreement, and Executive has not relied on any such statements, promises or representations;

(c)     Executive has voluntarily signed this Release Agreement with the knowledge and understanding and full intention of releasing the Released Parties as set forth above; and

(d)     Executive acknowledges that the Company and Buyer have advised him to consult with an attorney at his own expense prior to signing this Release Agreement. [Executive further acknowledges that he in fact has sought and obtained adequate legal counsel with regard to the terms and effect of this Release Agreement.] Executive represents and warrants that he has signed this Agreement of his own free will and without coercion or duress.

8.     Succession and Survival. This Release Agreement is binding upon and shall inure to the benefits of the parties to this Release Agreement and their respective assigns, successors, heirs and personal representatives.

9.     Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

10.     Choice of Law. This Release Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

11.     Complete Agreement. This Release Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way. However, all terms and conditions of the Subject Agreements shall remain in full force and effect, in accordance with their terms. In the event a conflict arises between the terms of the Subject Agreements and the terms hereof, the terms hereof shall control.

App. 2-3

12.     Amendment and Waiver. The provisions of this Release Agreement may be amended or waived only in a writing signed by an authorized representative of Company and Buyer and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement is to affect the validity, binding effect or enforceability of this Release Agreement.

PEDIATRIC SERVICES OF AMERICA, INC., as Company

By:
Name:
Title:
Date:

BCPE EAGLE BUYER, LLC, as Buyer

By:
Name:
Title:
Date:

JEFFREY SHANER, as Executive

Date:

App. 2-4